Exhibit 99.1

Caribou Biosciences Announces Appointment of David Johnson

to its Board of Directors

-- Mr. Johnson brings 30 years of commercial experience to Caribou as company’s pipeline of genome-edited cell therapies advances --

BERKELEY, CA, May 11, 2022 (GLOBE NEWSWIRE) – Caribou Biosciences, Inc. (Nasdaq: CRBU), a leading clinical-stage CRISPR genome-editing biopharmaceutical company, today announced the appointment of David L. Johnson to its board of directors. Mr. Johnson is a seasoned executive with 30 years of commercial and operational experience in the biopharmaceutical industry.

“David has an impressive record of successfully building commercial infrastructure and launching new medicines for patients,” said Rachel Haurwitz, Ph.D., Caribou’s president and chief executive officer. “We are delighted to welcome him to our board of directors and look forward to benefitting from his expertise as we continue to build our company and advance our pipeline of chRDNA-edited allogeneic cell therapies for patients with hematologic and solid tumors.”

“Caribou is making its mark as a leader in the allogeneic cell therapy field, deploying its differentiated chRDNA technology to create off-the-shelf cell therapies that may reach greater numbers of patients globally than autologous cell therapies,” said Mr. Johnson. “I look forward to working with the Caribou leadership team and other board members as the company develops and advances its pipeline.”

Mr. Johnson currently serves as chief commercial officer of Global Blood Therapeutics where he leads the global commercial functions that he built and which facilitated the launch of Oxbryta® in 2019. Previously, Mr. Johnson spent 15 years at Gilead Sciences, Inc., where he held roles of increasing responsibility in the company’s commercial organization. He was instrumental in the commercial launch of Gilead’s hepatitis C treatments Sovaldi®, Harvoni®, Epclusa®, and Vosevi®, and its hepatitis B treatment Vemlidy®. As vice president, sales and marketing, for Gilead’s Antiviral Business Unit, he launched the HIV treatments Complera® and Stribild®. Before Gilead, Mr. Johnson had an 11-year tenure at Glaxo Smith Kline, where he held various positions in sales, product marketing, business development, global commercial strategy, and portfolio development. Mr. Johnson earned an M.B.A. from the Kenan-Flagler Business School at the University of North Carolina and a B.A. in business marketing from the University of Puget Sound.

About Caribou’s Novel Next-Generation CRISPR Platform

CRISPR genome editing uses easily designed, modular biological tools to make DNA changes in living cells. There are two basic components of Class 2 CRISPR systems: the nuclease protein that cuts DNA and the RNA molecule(s) that guide the nuclease to generate a site-specific, double-stranded break, leading to an edit at the targeted genomic site. CRISPR systems are capable of editing unintended genomic sites, known as off-target editing, which may lead to harmful effects on cellular function and phenotype. In response to this challenge, Caribou has developed CRISPR hybrid RNA-DNA guides (chRDNAs; pronounced “chardonnays”) that direct substantially more precise genome editing compared to all-RNA guides. Caribou is deploying the power of its Cas12a chRDNA technology to carry out high efficiency multiple edits, including multiplex gene insertions, to develop CRISPR-edited therapies.

About Caribou Biosciences, Inc.

Caribou Biosciences is a clinical-stage CRISPR genome-editing biopharmaceutical company dedicated to developing transformative therapies for patients with devastating diseases. The company’s genome-editing platform, including its proprietary Cas12a chRDNA technology, enables superior precision to develop cell therapies that are specifically engineered for enhanced persistence. Caribou is advancing a pipeline of off-the-shelf CAR-T and CAR-NK cell therapies for the treatment of patients with hematologic malignancies and solid tumors.

Follow us @CaribouBio and visit www.cariboubio.com.

“Caribou Biosciences” and the Caribou logo are registered trademarks of Caribou Biosciences, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements related to Caribou’s strategy, plans, and objectives, and expectations regarding its clinical and preclinical development programs, including its timing and expectations relating to the release of clinical data from its ongoing ANTLER phase 1 clinical trial for CB-010, the submission of IND applications for CB-011 and CB-012, and target selection for CB-020. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, risks inherent in development of cell therapy products; uncertainties related to the initiation, cost, timing, progress, and results of current and future research and development programs, preclinical studies, and clinical trials; and the risk that initial or interim clinical trial data will not ultimately be predictive of the safety and efficacy of Caribou’s product candidates or that clinical outcomes may differ as more data becomes available; as well as other risk factors described from time to time in Caribou’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. Except as required by law, Caribou undertakes no obligation to update publicly any forward-looking statements for any reason.

Caribou Biosciences, Inc.

Contacts:

Amy Figueroa, CFA

Investor Relations and Corporate

Communications

afigueroa@cariboubio.com

Investors and Media:

Elizabeth Wolffe, Ph.D., and Sylvia Wheeler

Wheelhouse LSA

lwolffe@wheelhouselsa.com

swheeler@wheelhouselsa.com

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